Exhibit 3.1

AMENDED AND RESTATED

BYLAWS

OF

SANDERSON FARMS, INC.

(a Mississippi corporation)

ARTICLE I.

NAME AND LOCATION

Section 1.1. Name. The name of this corporation shall be Sanderson Farms, Inc. (the “Corporation”).

Section 1.2. Location. The principal office of the Corporation shall be the office where the principal executive offices of the Corporation are located from time to time. Other offices for the transaction of business shall be located at such places, either within or without the State of Mississippi, as the Board of Directors or officers may from time to time determine.

ARTICLE II.

SEAL AND FISCAL YEAR

Section 2.1. Seal. The seal of this Corporation shall have inscribed on it the name of this Corporation and the words “Corporate Seal – Mississippi”. The President, Secretary or any other officer designated by the Board of Directors shall have the authority to affix the corporate seal to any document requiring such seal, and to attest the same.

Section 2.2. Fiscal Year. The annual accounting period and taxable year of the Corporation shall end on the last day of the month of October each year, unless otherwise changed by appropriate resolution of the Board of Directors.

ARTICLE III.

SHAREHOLDERS’ MEETINGS

Section 3.1. Place of Meeting. Meetings of the shareholders shall be held at the principal office of the Corporation or at any other place (in or out of the State of Mississippi) the Board of Directors or shareholders may from time to time select.

Section 3.2. Annual Meeting. An annual meeting of the shareholders shall be held on the Wednesday of the last week in February of each year, and each year thereafter if not a legal holiday, but if such date shall be a legal holiday, then on the next secular day following that is not a legal holiday, and the shareholders shall elect a Board of Directors and transact other business; provided, however that the Board of Directors shall have the right to set a different date and/or time of said annual meeting if, in their sole opinion, the best interest of the Corporation shall be served thereby. If an annual meeting has not been called and held within the earlier of six months after the end of the Corporation’s fiscal year or fifteen months after its last annual meeting, on application by any shareholder, the Chancery Court where the Corporation’s principal office (or, if none in this state, its registered office) is located in this state may order a meeting to be held.

Section 3.3. Special Meeting. Special meetings of the shareholders may be called by the Chairman of the Board of Directors (the “Chairman”), President, by a majority of the Board of Directors, or, unless the Restated Articles of Incorporation (the “Articles of Incorporation”) provide otherwise, by the holders of at least ten percent (10%) of the shares outstanding and entitled to vote. No matter shall be proposed for action or other consideration at such meeting except as stated in the notice thereof delivered to the shareholders, unless such notice shall have been unanimously waived, as provided by the Mississippi Business Corporation Act (the “Act”) and these Bylaws, by the shareholders otherwise entitled to notice that such proposed action or other consideration on such matter is a purpose of such special meeting.

Section 3.4. Notice of Meeting. A written or printed notice of each shareholders’ meeting, stating the place, day and hour of the meeting, and in case of a special meeting, the purpose or purposes of the meeting, shall be given by the Secretary of the Corporation or by the person authorized to call the meeting, to each shareholder of record entitled to vote at the meeting. This notice shall be sent at least ten (10) days but not more than sixty (60) days before the date named for the meeting to each shareholder by United States mail, charges prepaid, to the shareholder’s address appearing on the books of the Corporation.

Section 3.5. Waiver of Notice. A shareholder, either before or after a shareholders’ meeting, may waive notice, in writing, of the meeting; and his waiver shall be deemed the equivalent of giving notice. Attendance at a shareholders’ meeting, either in person or by proxy, of a person entitled to notice shall constitute a waiver of notice of the meeting unless he attends for the express purpose of objecting to the transaction of business on the ground that the meeting was not lawfully called or convened.

Section 3.6. Record Date. The Board of Directors may fix in advance a record date for the purpose of determining shareholders entitled to notice of or to vote at a meeting of shareholders, such record date to be not more than seventy (70) days prior to such meeting. In the absence of any action by the Board of Directors, the date upon which the first notice of the meeting is mailed shall be the record date.

Section 3.7. Shareholders List. After the fixing of a record date for any meeting of shareholders, as provided by Section 3.6 of this Article III, the Secretary of the Corporation shall prepare a complete list of the shareholders who are entitled to notice of such meeting, arranged in alphabetical order, by voting group, and within each voting group by class or series of shares. Such list shall contain the address for and the number of shares held by each shareholder. The shareholders’ list shall be available for inspection by any shareholder beginning two (2) business days after notice of such meeting is given and continuing through such meeting, at the Corporation’s principal office or at a place identified in the meeting notice and in the city where such meeting is to be held. Any shareholder or his agent or attorney shall be entitled upon written demand to inspect and, subject to the requirements of §79-4-16.02(c) of the Act, to copy the list during regular business hours and at such shareholder’s expense during the period such list is available for inspection. The Corporation shall make the shareholders’ list available at the meeting for which such list was prepared, and any shareholder or his agent or attorney shall be entitled to inspect the list at any time during the meeting or any adjournment thereof. Notwithstanding the foregoing, refusal or failure to prepare or make available such list shall not affect the validity of action taken at such meeting.

Section 3.8. Voting Rights. Subject to the provisions of the law of the State of Mississippi, each holder of voting capital stock in this Corporation shall be entitled at each shareholders’ meeting to one vote for every share of stock standing in his name on the books of the Corporation. A majority of the votes cast shall decide every question or matter submitted to the shareholders at any meeting unless otherwise provided by law or by the Articles of Incorporation. Transferees of shares that are transferred on the books of the Corporation within ten days next preceding the date set for a meeting shall not be entitled to notice of, or to vote at, the meeting.

Section 3.9. Proxies. A shareholder entitled to vote may vote in person or by proxy executed in writing by the shareholder or by his attorney in fact. All proxies shall be filed with the records of the meeting. A proxy must be signed and dated in order to be valid. A proxy shall not be valid after eleven months from the date of its execution unless a longer period is expressly stated in the proxy.

A proxy is revocable by the shareholder unless the proxy conspicuously states that it is irrevocable and the proxy is coupled with an interest. An irrevocable proxy coupled with an interest is deemed revoked when the interest with which it is coupled is extinguished. If the name signed on the proxy corresponds to the name of the shareholder, the Corporation, if acting in good faith, is entitled to accept the proxy as the act of the shareholder. When the name signed on the proxy does not correspond to the name of the shareholder, the Corporation, if acting in good faith, is still entitled to accept the proxy as the act of the shareholder if:

(a) the shareholder is an entity and the name signed purports to be that of an officer or agent of the entity;

(b) the name signed purports to be that of an administrator, executor, guardian or conservator representing the shareholder;

(c) the name signed purports to be that of a receiver or trustee in bankruptcy of the shareholder;

(d) the name signed purports to be that of a pledgee, beneficial owner or attorney-in-fact of the shareholder; or

(e) the name signed purports to be that of at least one of the co-owners and the person appears to be acting on behalf of all co-owners.

The Corporation may request evidence, acceptable to the Corporation, that the person signing the proxy, in any capacity, has authority to sign the proxy on behalf of the shareholder. The Corporation, if acting in good faith, is entitled to reject a proxy if there is a reasonable basis for doubt about the validity of the signature or about the signatory’s authority to sign on behalf of the shareholder.

Section 3.10. Quorum. The presence, in person or by proxy, of the holders of at least a majority of the shares outstanding and entitled to vote shall constitute a quorum at a meeting of shareholders; at a duly organized meeting, shareholders present can continue to do business until adjournment even though enough shareholders withdraw to leave less than a quorum.

Section 3.11. Adjournments. Any meeting of shareholders may be adjourned. Notice of the adjourned meeting or of the business to be transacted there, other than by adjournment at the meeting in which the adjournment is taken, shall not be necessary if the new date, time or place is announced at the meeting before adjournment. At an adjourned meeting at which a quorum is present or represented, any business may be transacted which could have been transacted at the meeting originally called.

Section 3.12. Informal Action by Shareholders. Any action that may be taken at a meeting of shareholders may be taken without a meeting if a consent in writing setting forth the action shall be signed by all of the shareholders entitled to vote on the action and shall be filed with the Secretary of the Corporation. This consent shall have the same effect as a unanimous vote at a shareholders’ meeting.

ARTICLE IV.

THE BOARD OF DIRECTORS

Section 4.1. Number, Qualification and Term of Office. The business and affairs of the Corporation shall be managed by a Board of Directors of not less than one (1) nor more than three (3) as shall be elected each year at the annual meeting of shareholders by a majority of the votes cast by those shareholders present and voting, whether in person or by proxy. In addition, a person must meet any and all requirements of the laws of the State of Mississippi, as now existing or hereinafter amended or enacted, to serve on the Board of Directors. At the annual meeting of shareholders, the shareholders shall, immediately following the determination by the Board of Directors or Shareholders of the number of directors to be elected, elect directors. The term of directors shall expire at the next annual meeting of shareholders following their election. If the Board of Directors is divided into classes, the term of directors shall expire at the annual meeting of shareholders at which the term of the class to which they are elected expires. However, a director will continue to serve until his or her successor is elected and qualified, despite the expiration of that director’s term.

Any shareholder who intends to nominate or to cause to have nominated any candidate for election to the Board of Directors (other than the candidates proposed by the Corporation’s management) shall notify the Corporation in writing. Notification shall be mailed or delivered to the President of the Corporation, at the Corporation’s principal place of business, not less than 14 days nor more than 50 days prior to any meeting of shareholders called for the election of directors. If less than 20 days’ notice of the meeting is given to shareholders, such nominations shall be delivered or mailed to the President, at the Corporation’s principal place of business, not later than the close of business on the seventh day following the day on which the notice of the meeting was mailed. All notifications shall contain the following information:

(a) name and address of proposed nominee;

(b) principal occupation of proposed nominee;

(c) total number of shares that to the knowledge of the notifying shareholder will be voted for the proposed nominee;

(d) name and address of notifying shareholder; and

(e) number of shares owned and held by proxy by the notifying shareholder.

Nominations for director (other than nominations by the Corporation’s management) not made in accordance with the provisions stated herein may be disregarded by the Chairman of the meeting and votes cast for each such nominees may be disregarded by the vote tellers. In the event the same person is nominated by more than one shareholder, the nomination shall be honored and all shares shall be counted if at least one nomination for that person complies with the provisions stated herein.

Section 4.2. Vacancies. Vacancies on the Board of Directors, including a vacancy resulting from an increase in the number of directors, shall be filled by the shareholders only. Each director so elected shall serve until his successor is elected by the shareholders at the next annual meeting or at a special meeting earlier called for that purpose.

Section 4.3. Compensation. By resolution of the Board of Directors, each director may be paid his expenses, if any, of attending meetings of the Board of Directors or committee meetings of the Board of Directors and may be paid a stated salary as director or a fixed sum for attendance at each meeting of the Board of Directors or committee meetings of the Board of Directors, or both. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

Section 4.4. Removal. At a meeting of shareholders called for that purpose, the entire Board of Directors or any individual director may be removed from office with or without cause by the vote of a majority of the shares entitled to vote at an election of directors. A director shall not be removed from office if a number of votes sufficient to elect the director under cumulative voting is voted against the director’s removal.

ARTICLE V.

MEETINGS OF THE BOARD

Section 5.1. Place of Meetings. The meetings of the Board of Directors may be held at the principal office of the Corporation or subject to Section 2 of Article V of these Bylaws, or at any place in or out of the State of Mississippi that a majority of the Board of Directors may from time to time by resolution appoint.

Section 5.2. Annual Meeting. The Board of Directors shall meet each year immediately after the annual meeting of the shareholders at the place that the Annual Meeting of Shareholders is held or the following day at the registered office, to elect officers and consider other business.

Section 5.3. Special Meetings. Special meetings of the Board of Directors may be called at any time by the Chairman, President or by any two (2) members of the Board of Directors.

Section 5.4. Notice of Meeting. Notice of the annual or regular meetings of the Board of Directors need not be given. Written or telephonic notice of each special meeting, setting forth the time and place of the meeting, shall be given to each director at least twenty-four (24) hours before the meeting. Written notice may be given either personally, or by sending a copy of the notice through the United States mail or by telegram, charges prepaid, to the address of each director appearing on the books of the Corporation. Telephonic notice shall be established by a written certification of the officer or employee of the Corporation making the call, listing the time of the call and the person receiving the call, together with the certificates of one witness to the call.

Section 5.5. Waiver of Notice. A director may waive notice, in writing, of a special meeting of the Board of Directors either before or after the meeting; and his waiver shall be deemed the equivalent of giving notice. Attendance at or participation of a director at a meeting shall constitute waiver of notice of that meeting unless the director at the beginning of the meeting (or promptly upon his arrival) objects to holding the meeting or transacting business at the meeting because the meeting has not been lawfully called or convened.

Section 5.6. Quorum. At meetings of the Board of Directors a majority of the directors in office shall be necessary to constitute a quorum for the transaction of business. If a quorum is present, the acts of a majority of the directors in attendance shall be the acts of the Board of Directors.

Section 5.7. Adjournment. A meeting of the Board of Directors may be adjourned. Notice of the adjourned meeting or of the business to be transacted there, other than by announcement at the meeting at which the adjournment is taken, shall not be necessary. At an adjourned meeting at which a quorum is present, any business may be transacted which could have been transacted at the meeting originally called.

Section 5.8. Informal Action. If all the directors severally or collectively consent in writing to any action taken or to be taken by the Corporation and the writing or writings evidencing their consent are filed with the Secretary of the Corporation, the action shall be valid as though it had been authorized at a meeting of the Board of Directors.

Section 5.9. Committees. The Board of Directors may appoint, from time to time, from its own members or officers of the Corporation, committees of one or more persons, for such purposes and with such powers as the Board of Directors may determine.

ARTICLE VI.

OFFICERS, AGENTS AND EMPLOYEES

Section 6.1. Officers. The executive officers of the Corporation shall be chosen by the Board of Directors and shall consist of a Chairman, a President, a Secretary and such other officers as shall from time to time be chosen and appointed by the Board of Directors. All officers of the Corporation shall serve at the pleasure of the Board of Directors unless the Board of Directors by a duly adopted resolution approves an employment contract for any such officer(s). Other officers, assistant officers, agents and employees that the Board of Directors from time to time may deem necessary may be elected by the Board or appointed in a manner prescribed by the Board.

Any two or more offices may be combined and/or held by the same person. Officers shall hold office until their successors are chosen and have qualified, unless they are sooner removed from office as provided in these Bylaws.

Section 6.2. Vacancies. When a vacancy occurs in one of the executive offices by death, resignation or otherwise, it shall be filled by the Board of Directors. The officer so selected shall hold office until his successor is chosen and qualified.

Section 6.3. Salaries. The Board of Directors shall fix the salaries of the officers of the Corporation. The salaries of other agents and employees of the Corporation may be fixed by the Board of Directors or by an officer to whom that function has been delegated by the Board.

Section 6.4. Removal of Officers and Agents. An officer or agent of the Corporation may be removed at any time with or without cause by a majority vote of the Board of Directors whenever in their judgment the best interest of the Corporation will be served by the removal. The removal shall be without prejudice to the contract rights, if any, of the person so removed.

Section 6.5. Chairman of the Board: Powers and Duties. The Chairman shall, if present, preside at all meetings of the Board of Directors and stockholders and exercise and perform such other powers and duties as may be from time to time assigned to him by the Board of Directors. The Chairman or his designee shall supervise the carrying out of the policies adopted or approved by the Board and shall have general executive powers, as well as any specific powers conferred by the Bylaws or Board of Directors.

Section 6.6. President: Powers and Duties. The President shall be the chief executive officer of the Corporation and shall have general supervision of the business of the Corporation. The President shall preside at all meetings of the stockholders and directors if the Chairman is not present and discharge the duties of a presiding officer, shall present at each annual meeting of the shareholders a report of the business of the Corporation for the preceding fiscal year, and shall perform whatever other duties the Board of Directors may from time to time prescribe.

Section 6.7. Vice President: Powers and Duties. The Board of Directors may appoint one or more Vice-Presidents. The Board of Directors shall designate one of the Vice Presidents, in the absence or disability of the President, to perform the duties and exercise the powers of the president. The Vice President also shall perform whatever duties the Board of Directors may from time to time assign him.

Section 6.8. Secretary: Powers and Duties. The Secretary shall attend all meetings of the directors and the shareholders and shall keep or cause to be kept a true and complete record of the proceedings of these meetings. The Secretary shall keep or cause to be kept a true and complete record of all transactions of the Corporation. The Secretary shall be responsible for authenticating records of the Corporation. The Secretary shall keep the corporate seal of the Corporation and when directed by the Board of Directors, shall affix it to any instruments requiring it. The Secretary shall be custodian of the records, documents and papers of the Corporation. The Secretary shall give, or cause to be given, notice of all meetings of the directors or of the shareholders and shall perform whatever additional duties the Board of Directors and the President may from time to time prescribe.

Section 6.9. Treasurer: Powers and Duties. The Treasurer shall have custody of corporate funds and securities. The Treasurer shall keep full and accurate accounts of receipts and disbursements and shall deposit all corporate monies and other valuable effects in the name and to the credit of the Corporation in a depository or depositories by the Board of Directors. The Treasurer shall disburse the funds of the Corporation and shall render to the President or the Board of Directors, whenever they may require it, an account of the transactions of the Treasurer and of the financial condition of the Corporation.

Section 6.10. Delegation of Duties. Whenever an officer is absent or whenever for any reason the Board of Directors may deem it desirable, the Board of Directors may delegate the powers and duties of an officer to any other officer or officers or to any director or directors.

ARTICLE VII.

INDEMNIFICATION

Section 7.1. General. The Corporation shall indemnify its directors, officers, those employees of the Corporation appointed by the President to serve on the Corporation’s Executive Committee, and those employees selected by the Executive Committee to be the Division Managers, to the fullest extent permitted by law, except in an action brought directly by the Corporation against such person. To the extent permitted by law, the right to indemnification conferred in this Article VII (a) shall apply to acts or omissions antedating the adoption of this Article VII; (b) shall be severable; (c) shall continue as to a person who has ceased to be such director, officer or employee; and (d) shall inure to the benefit of the heirs, executors and administrators of such person. This Article VII may be repealed or amended from time to time by the Board of Directors with or without shareholder approval; provided however, that no such repeal or amendment shall limit the right to indemnification conferred in this Article VII for liability for acts or omissions which occurred prior to the time of such repeal or amendment.

ARTICLE VIII.

SHARE CERTIFICATES AND TRANSFER OF SHARES

Section 8.1. Share Certificates. The share certificates shall be in a form approved by the Board of Directors. Each certificate shall be signed by the President and the Secretary, and may be stamped with the corporate seal.

Section 8.2. Registered Shareholders. The Corporation shall be entitled to treat the holder of record of shares as the holder in fact and, except as otherwise provided by the laws of the State of Mississippi, shall not be bound to recognize any equitable or other claim to or interest in the shares.

Section 8.3. Transfer of Shares. Shares of the Corporation shall only be transferred on its books upon the surrender to the Corporation of the share certificates duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer. In that event, the surrendered certificates shall be canceled, new certificates issued to the person entitled to them, and the transaction recorded on the books of the Corporation. Each share of stock issued by this Corporation shall be subject to terms and provisions of the Bylaws on file with the Secretary of this Corporation. The shares of stock issued by this Corporation may have the following legend typed thereon: “Transfer is subject to terms and provisions of Bylaws on file with the Secretary of this Corporation.”

Section 8.4. Lost Certificates. The Board of Directors may direct a new certificate to be issued in place of a certificate alleged to have been destroyed or lost if the owner makes an affidavit that it is destroyed or lost. The Board of Directors, in its discretion, may as a condition precedent to issuing the new certificate, require the owner to give the Corporation a bond as indemnity against any claim that may be made against the Corporation on the certificate allegedly destroyed or lost.

ARTICLE IX.

MISCELLANEOUS CORPORATE ACTS

Section 9.1. Execution of Written Instruments. Contracts, deeds, documents, and instruments shall be executed by the Chairman, the President or the Vice President under the seal of the Corporation affixed and attested by the Secretary or an assistant secretary unless the Board of Directors shall in a particular situation designate another procedure for their execution. The provisions of this section are supplementary to any other provisions of these Bylaws.

Section 9.2. Signing of Checks and Notes. Checks, notes, drafts, and demands for money shall be signed by the officer or officers from time to time designated by the Board of Directors.

Section 9.3. Loans. No loans shall be contracted on behalf of the Corporation and no evidence of indebtedness shall be issued in its name unless authorized by a resolution of the Board of Directors. Such authority may be general or confined to specific instances.

Section 9.4. Records. The Articles of Incorporation, including any and all amendments thereto, the Bylaws, including any and all amendments thereto, and the proceedings of all meetings, including annual, regular and special meetings, of the shareholders, Board of Directors and committees of the Board of Directors, shall be recorded and filed in an appropriate minute book(s) provided for that purpose. All minutes of each and every meeting shall be signed by the Secretary of the Corporation or other officer appointed to act as Secretary of the meeting.

ARTICLE X.

AMENDMENTS

Section 10.1. General. These Bylaws may be altered, amended, or repealed and new Bylaws may be adopted: (a) by the Board of Directors at any annual, regular or special meeting of the Board of Directors, unless the Articles or the Act reserves this power exclusively to the shareholders in whole or in part or unless the shareholders in amending or repealing a particular Bylaw provide expressly that the Board of Directors may not amend or repeal that Bylaw, or (b) by the shareholders at any annual or special meeting of the shareholders, even though these Bylaws may also be altered, amended or repealed by the Board of Directors. Any such action shall require an affirmative vote of a majority of the directors present at a Board of Directors’ meeting at which a quorum is present or a majority of the shareholders present at a shareholders’ meeting at which a quorum is present.

Section 10.2. Inspection. A copy of the Bylaws, including all amendments thereto, shall at all times be kept in a convenient place at the registered office of the Corporation for inspection by any shareholder during regular business hours.

ARTICLE XI.

SEVERABILITY

If any provision of these Bylaws or its application to any person or circumstance is held invalid by a court of competent jurisdiction, such invalidity shall not affect any other provisions or applications of these Bylaws that can be given effect without the invalid provision or application, and, to this end, the provisions of these Bylaws are severable.